Exhibit (d)(15)

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into as of this 21st day of December, 2012 by and between Citizens Bank and Trust (“Citizens”) and Centerline Holding Company (“Centerline”) (each a “Party” and, together, the “Parties”).

WHEREAS, Citizens owns 214,247 shares of Charter Municipal Mortgage Acceptance Company Series A Convertible Community Reinvestment Act Preferred Shares (the “CRA Shares”); and

WHEREAS, the Parties entered into an option agreement as of January 1, 2008 with respect to Citizens’ CRA Shares (the “Option Agreement”); and

WHEREAS, on or about January 3, 2012, Citizens notified Centerline that it was exercising its put option with respect to all of its CRA Shares; and

WHEREAS, Centerline did not purchase Citizens’ CRA Shares; and

WHEREAS, on or about November 1, 2012, Citizens commenced an arbitration (the “Arbitration”), claiming that Centerline had breached the Option Agreement and seeking a monetary award and recovery of its attorneys’ fees and costs, among other relief; and

WHEREAS, the Parties desire to fully and finally settle their dispute so as to avoid the cost, inconvenience, and uncertainty of arbitration;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Payment to Citizens. Centerline shall pay Citizens the total sum of $950,000 in respect of Citizens’ CRA Shares (the “Settlement Amount”). Centerline shall also pay Citizens’ attorneys’ fees with respect to the Arbitration in the total sum of $227,500 and the nonrefundable portion of Citizens’ arbitration costs in the total sum of $6,150 (together, the “Fees and Costs”). Payment of the Settlement Amount and the Fees and Costs in the total sum of $1,183,650 shall be made on or before December 27, 2012 via wire transfer of immediately available funds pursuant to the following instructions:

Bank:

ABA #:

Account Name:

Client Trust Account #:

2.          Release of Centerline. Citizens, for itself and on behalf of its current and former parent companies, subsidiaries, affiliates, predecessors, successors, and assigns, its and their current and former officers, directors, trustees, members, owners, shareholders, employees, agents, attorneys, and representatives, and their heirs, executors, and administrators, hereby forever releases and discharges Centerline, its current and former parent companies, subsidiaries, affiliates, predecessors, successors, and assigns, its and their current and former officers, directors, trustees, members, owners, shareholders, employees, agents, attorneys, and representatives, and their heirs, executors, and administrators, from any and all claims, causes of action, suits, proceedings, agreements, contracts, obligations, costs, debts, demands, and liabilities, of whatever kind, nature, or description, contingent or noncontingent, accrued or unaccrued, known or unknown, suspected or unsuspected, arising out of or relating to the Option Agreement, the CRA Shares, or the Arbitration (including, without limitation, the claims asserted in Citizens’ Statement of Claim in the Arbitration). In the event that Centerline files for bankruptcy or is involuntarily placed into bankruptcy and all or part of the payment referred to in Paragraph 1 above is required to be returned or is clawed back, the foregoing release shall be void with respect to any claim for the amount that is required to be returned or is clawed back. For the avoidance of doubt, the forgoing release shall not apply to Centerline’s obligations under this Settlement Agreement.

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3.          Waiver as to Unknown Claims. Citizens hereby waives any rights, benefits, or protections conferred by Section 1542 of the California Civil Code or any similar provision of law or common law rule. Section 1542 provides, in pertinent part:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Citizens acknowledges that facts in addition to or different from those which are now known or believed to exist may hereafter be discovered with respect to the subject matter of the released claims and that the release will remain fully enforceable notwithstanding such discovery.

4.          No Prior Assignment. Citizens represents and warrants that it has not assigned or otherwise transferred, in whole or in part, the Option Agreement, any rights thereunder, any purported claims against Centerline with respect thereto (including, without limitation, the claims asserted in Citizens’ Statement of Claim), or any interest in any of the foregoing.

5.          Termination of Option Agreement. The Option Agreement is hereby terminated.

6.          Cancellation of CRA Shares. Citizens’ CRA Shares are hereby cancelled. Citizens shall deliver the original certificate(s) representing its CRA Shares to Centerline’s counsel, Paul Hastings LLP (attn: Michael Zuppone), on or before December 27th, 2012. If the delivery of Citizens’ CRA Shares occurs before the payment referred to in Paragraph 1 above, Citizens’ counsel shall hold the CRA Shares in escrow until the payment is made.

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7.          Termination of Arbitration. The Parties shall promptly file with the American Arbitration Association a Stipulation of Discontinuance in the form of Exhibit A hereto and shall take any other steps necessary to terminate the Arbitration, with prejudice. For the avoidance of doubt, aside from Centerline’s payment of the Fees and Costs pursuant to Paragraph 1 above, Citizens shall bear its own fees and costs with respect to the Arbitration.

8.          No Admission. This Settlement Agreement shall not be deemed or construed as an admission of liability or wrongdoing on the part of either Party.

9.          No Conflict. Each Party represents and warrants that it is duly authorized to enter into and perform this Settlement Agreement and that doing so will not conflict with or violate any laws, regulations, agreements, covenants, or obligations applicable to that Party.

10.       Confidentiality. The Parties shall keep this Settlement Agreement and its terms confidential and shall not disclose them to any third party except (i) as necessary to enforce this Settlement Agreement, (ii) as required by law or regulation, (iii) with reasonable prior notice to the other Party (to the extent such notice is reasonably practicable), in compliance with a valid subpoena, document request, or similar process in the context of a legal, regulatory, or administrative proceeding, or (iv) with the prior written consent of the other Party; provided, however, that the Parties may disclose this Settlement Agreement and its terms on an as-needed basis to their respective attorneys, accountants, auditors, insurers, and financial advisors; and provided, however, that Centerline may disclose this Settlement Agreement and its terms on an as-needed basis to (i) its senior secured lenders and their attorneys and financial advisors and (ii) any third parties to which disclosure is required, in the good faith judgment of Centerline, by reason of pre-existing agreements. In making any permitted disclosure, the disclosing Party shall take reasonable steps to maintain the confidentiality of the Settlement Agreement and its terms to the extent reasonably practicable.

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11.         Governing Law. This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to choice of law considerations.

12.         Counterparts. This Settlement Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute one and the same instrument. The exchange of signed counterparts by email or facsimile shall have the same force and effect as the exchange of original counterparts.

13.         Entire Agreement; No Oral Modification. This Settlement Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes any and all prior agreements or understandings with respect thereto. This Settlement Agreement may not be modified, except by a written agreement signed by the Parties.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the first date written above.

CITIZENS BANK AND TRUST

By:	/s/ Jon L. Appleby
Name:	Jon L. Appleby
Title:	CFO/EVP

CENTERLINE HOLDING COMPANY

By:	/s/ Michael Larsen
Name:	Michael Larsen
Title:	CFO

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EXHIBIT A

IN THE AMERICAN ARBITRATION ASSOCIATION

CITIZENS BANK AND TRUST,

Claimant,

v.	Arbitration No.: 13 512 Y 02369 12

CENTERLINE HOLDING COMPANY,
Respondent.

STIPULATION oF discontinuance

Citizens Bank and Trust and Centerline Holding Company stipulate as follows:

1.          This arbitration is hereby terminated, with prejudice and without costs or attorneys’ fees to any party (except, with regard to costs and attorneys’ fees, as otherwise provided in the parties’ Settlement Agreement).

2.          This Stipulation may be signed in counterparts, all of which together shall constitute one and the same Stipulation.

3.          An electronic signature to this Stipulation shall be treated as an original.

Dated:	December 21, 2012

HODGSON RUSS LLP	PAUL HASTINGS LLP
Attorneys for Citizens Bank and Trust	Attorneys for Centerline Holding Company

By:	/s/ Paul I. Perlman	By:	/s/ James R. Bliss

Paul I. Perlman	James R. Bliss
Reetuparna Dutta	Michael L. Zuppone
140 Pearl Street, Suite 100	75 East 55th Street
Buffalo, New York 14202	New York, New York 10022
pperlman@hodgsonruss.com	michaelzuppone@paulhastings.com
rdutta@hodgsonruss.com	jamesbliss@paulhastings.com

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